EX10.5

FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS AGREEMENT is entered into and effective as of         , 20__ (the “Date of Grant”), by and between Sleep Number Corporation (the “Company”) and          (the “Grantee”).
Unless defined in this Agreement, capitalized terms used in this Agreement shall have the meanings established in the Sleep Number Corporation 2020 Equity Incentive Plan (the “Plan”).
The Company has adopted the Plan, which authorizes the grant of Restricted Stock Unit Awards to Employees, Non-Employee Directors, and Consultants. The Company desires to give the Grantee a proprietary interest in the Company and its Subsidiaries in recognition of the Grantee’s contributions and as an added incentive to advance the interests of the Company and its Subsidiaries by granting to the Grantee a Restricted Stock Unit Award pursuant to the Plan.
Accordingly, the parties agree as follows:
1.    Grant of Award Units. The Company hereby grants to the Grantee a Restricted Stock Unit Award (the “Award”) consisting of                  units (the “Award Units”) that will be settled in shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), subject to the terms, conditions, and restrictions set forth below and in the Plan. Reference in this Agreement to the Award Units will be deemed to include the Dividend Proceeds (as defined in Section 3.3 of this Agreement) with respect to such Award Units that are retained and held by the Company as provided in Section 3.3 of this Agreement.
2.    Grant Restriction.
2.1    Restriction and Forfeiture. The Grantee’s right to the Award Units and the shares of Common Stock issuable under the Award Units will be fully vested at the end of three (3) years from the Date of Grant (the “Vesting Period”), subject to the Grantee remaining in continuous employment or service with the Company or any Subsidiary during the Vesting Period; provided, however, that such employment or service period restrictions (the “Restrictions”) will lapse and terminate prior to end of the Vesting Period as set forth in Section 2.2 below (or as otherwise set forth in the Plan for any circumstance not contemplated by the terms of Section 2.2).
2.2    Death, Disability, or other Termination of Employment or Service.
(a)    Death or Disability. In the event that the Grantee’s employment or service is terminated prior to the end of the Vesting Period due to the Grantee’s death or Disability, the Restrictions applicable to the Award Units will immediately lapse and terminate, and the shares of Common Stock to be issued in settlement of the Award Units will be issued as soon as reasonably possible.
(b)    Termination Due to Retirement.
(i)    In the event that the Grantee’s employment or other service is terminated prior to the end of the Vesting Period by reason of the Grantee’s retirement at or beyond age fifty-five (55) and the Grantee has five (5) or more years of service with the Company prior to such retirement, the Grantee will become vested in a pro rata portion of Award Units based on the number of calendar days elapsed since the most recent anniversary of the Date of Grant as of the date of retirement, divided by the total number of calendar days in the Vesting Period (collectively, the “Pro Rata Award Units”). The remaining unvested Award Units will immediately terminate and be forfeited without notice of any kind.
For example, if the Grantee was granted 1,200 Award Units and retirement occurs 548 calendar days into the Vesting Period, assuming the Vesting Period contains 1,095 calendar days, the Grantee would have (i) 1,200/3 = 400 Award Units vested pursuant to Section 2.1, plus (ii) 1,200 x (183/1095) = 201 Pro Rata Award Units. The shares of Common Stock to be issued in settlement of the vested Award Units will be issued as soon as reasonably possible after the Grantee’s retirement.

(ii)    In the event that the Grantee’s employment or other service with the Company and all Subsidiaries is terminated prior to the end of the Vesting Period by reason of the Grantee’s retirement prior to age fifty-five (55) or the Grantee has fewer than five (5) years of service with the Company prior to retirement, all rights of the Grantee under the Plan and this Agreement relating to all Award Units with respect to which the Restrictions have not lapsed will immediately terminate and be forfeited without notice of any kind.
(c)    Termination for Reasons other than Death, Disability, or Retirement. In the event that the Grantee’s employment or other service with the Company and all Subsidiaries is terminated prior to the end of the Vesting Period for any reason other than death, Disability, or retirement as provided above, or if the Grantee is in the employ or service of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Grantee continues in the employ or service of the Company or another Subsidiary), all rights of the Grantee under this Agreement relating to Award Units with respect to which the Restrictions have not lapsed will immediately terminate and be forfeited without notice of any kind.
3.    Issuance of Shares.
3.1    Timing. Vested Award Units shall be converted to shares of Common Stock on a one-for-one basis, and such shares shall be issued as soon as reasonably possible after the end of the Vesting Period, subject to the provisions set forth above applicable to vesting events that occur prior to the end of the Vesting Period.
3.2    Limitations on Transfer. Award Units will not be assignable or transferable by the Grantee, either voluntarily or involuntarily, and may not be subjected to any lien, directly or indirectly, by operation of law or otherwise. Any attempt to transfer, assign, or encumber the Award Units, other than in accordance with this Agreement and the Plan, will be null and void and will void the Award, and all Award Units for which the Restrictions have not lapsed will be forfeited and immediately returned to the Company.

3.3    Dividends and Other Distributions. The Award Units are being granted with an equal number of dividend equivalents. Accordingly, the Grantee is entitled to receive an additional award unit with a value equal to any dividends or distributions (including, without limitation, any cash dividends, stock dividends or dividends in kind, the proceeds of any stock split, or the proceeds resulting from any changes or exchanges described in Section 6 of this Agreement, all of which are referred to herein collectively as the “Dividend Proceeds”) that are paid or payable with respect to one share of Common Stock for each Award Unit, which will be subject to the same rights, restrictions, and performance conditions under this Agreement as the Award Units to which such dividends or distributions relate. The number of additional award units to be received as dividend equivalents for each Award Unit shall be determined by dividing the cash dividend per share by the Fair Market Value of one share of Common Stock on the dividend or distribution payment date. All such additional award units received as dividend equivalents will be subject to the same restrictions and performance conditions as the Award Units to which such Dividend Proceeds relate.
3.4    Fractional Shares. The Grantee acknowledges that the Company will not issue or deliver fractional shares of Common Stock under this Agreement. All fractional shares will be rounded up to the nearest whole share.
4.    Rights of Grantee.
4.1    Employment or Service. Nothing in this Agreement will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of the Grantee at any time, nor confer upon the Grantee any right to continue in the employment or service with the Company or any Subsidiary at any particular position or rate of pay or for any particular period of time.
4.2    Rights as a Shareholder. The Grantee will have no rights as a shareholder until the Grantee becomes the holder of record of shares of Common Stock issued in settlement of the Award Units. As soon as reasonably possible after the satisfaction of any conditions to the effective issuance of shares of Common Stock in settlement of the Award Units, the shares will be issued by the Company.
5.    Withholding Taxes. The Company is entitled to (i) withhold and deduct from future wages of the Grantee (or from other amounts that may be due and owing to the Grantee from the Company), or to withhold from the shares of Common Stock that would otherwise be determined to be paid to the Company out of Dividend Proceeds, or make other arrangements for the collection of all amounts the Company determines are legally required to satisfy any federal, state, or local withholding and employment-related tax requirements attributable to the receipt of the Award, the receipt of dividends or distributions on Award Units, or the lapse or termination of the Restrictions applicable to Award Units, or (ii) require the Grantee promptly to remit the amount of such withholding to the Company. In the event that the Company is unable to withhold such amounts, for whatever reason, the Grantee agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state, or local law.
6.    Adjustments. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, or divestiture (including a spin-off), or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Grantee, will make appropriate adjustment (which determination will be conclusive) as to the number and kind of securities or other property (including cash) subject to this Award.
7.    Subject to Plan. The Award and the Award Units granted pursuant to this Agreement have been granted under the Plan and, except as otherwise expressly provided in this Agreement, are subject to all of the terms and conditions of the Plan. In addition, the Grantee, by execution hereof, acknowledges having received a copy of the Plan and acknowledges that the Company, or a third party vendor designated by the Company, may deliver to the Grantee any documents related to the Grantee’s participation in the Plan by electronic means, including through email, the Company’s website, and through the website of the third party vendor designated by the Company.  The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan. In the event that any provision of this Agreement is not authorized under the Plan, the terms of the Plan will prevail.
8.    Forfeiture, Clawback or Recoupment. This Award is subject to the forfeiture and clawback provisions pursuant to the Plan. Additionally, the Grantee may be subject to the Company’s policy regarding clawback and forfeiture of certain compensation, as in effect at such time. In addition to the other rights of the Committee under the Plan, if Grantee is determined by the Committee, acting in its sole discretion, to have taken any action that would constitute Adverse Action or Cause or that is subject to any other or additional “clawback,” forfeiture, or recoupment policy adopted by the Company, either prior to or after the date of this Agreement, or to have violated the Employee Inventions, Confidentiality, Non-Compete and Mutual Arbitration Agreement, as attached hereto, (i) all of Grantee’s rights under the Plan and any agreements evidencing an award granted under the Plan, including this Agreement evidencing this Award, then held by Grantee shall terminate and be forfeited upon the effectiveness of such Committee action, and without notice of any kind, and (ii) the Committee, in its sole discretion, may require Grantee to surrender and return, transfer, or assign to the Company all or any portion of the shares of Common Stock received, or to disgorge all or any profits or any other economic value (however defined by the Committee) made or realized by Grantee or Grantee’s affiliate, during the period beginning one (1) year prior to your termination of employment or service with the Company, in connection with any awards granted under the Plan, including this Award, or any shares of Common Stock issued upon the exercise or vesting of any awards, including this Award. This Section 8 shall not apply and shall automatically become void ab initio following a Change of Control.
9.    Miscellaneous.
9.1    Binding Effect. This Agreement will be binding upon the heirs, executors, administrators, and successors of the parties to this Agreement.
9.2    Governing Law. This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Minnesota, without regard to conflicts of laws provisions. Any legal proceeding related to this

Agreement will be brought in an appropriate Minnesota court, and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.
9.3    Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and vesting of this Award and the administration of the Plan and supersede all prior agreements, arrangements, plans, and understandings relating to the grant and vesting of this Award and the administration of the Plan.
9.4    Amendment and Waiver. Other than as provided in the Plan, this Agreement may be amended, waived, modified, or canceled only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance.
    9.5    Code Section 409A. Payments of amounts under this Agreement are intended to be exempt from the requirements of Code section 409A, except for a Grantee who becomes eligible for partial vesting following eligibility for retirement under Section 2(c), in which case payment of amounts under the Agreement are intended, and this Agreement shall in all respects be administered and construed to give effect to such intent. A payment on account of a termination of employment by reason of the Grantee’s retirement under Section 2(c) shall only be made if such termination is a “separation from service” under Code section 409A, and if payment is made as a result of such “separation from service” at such time the Grantee is a “specified employee” within the meaning of Code section 409A, then no shares shall be issued prior to the first business day after the earlier of (i) the date that is six months after the Grantee’s separation from service, or (ii) the date of the Grantee’s death.
The parties hereto have executed this Agreement effective the day and year first above written.
SLEEP NUMBER CORPORATION

    Shelly Ibach
    President and CEO

By execution of this Agreement,    GRANTEE
the Grantee acknowledges having
received a copy of the Plan.
                            (Signature)
(Name and Address)

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